Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 267-1699
P.O. Box 778
Deerfield, IL 60015-0778

Contact:                 Nancy Krejsa   (847) 267-5483

DADE BEHRING REPORTS STRONG EARNINGS AND REVENUE GROWTH FOR THE THIRD QUARTER AND FIRST NINE MONTHS OF 2007

Siemens’ tender offer to acquire Dade Behring common stock at $77.00 per share to expire October 31, 2007

Deerfield, IL (October 29, 2007) — Dade Behring Holdings, Inc. (NASDAQ:DADE), the world’s largest company solely dedicated to clinical diagnostics, today reported revenue of $475 million for the third quarter ending September 30, 2007, an increase of 12 percent over the same period last year, and also reported third quarter diluted earnings per share of $0.45, an increase of $0.12 per share or 36 percent as compared to the third quarter of 2006. Marketing and Administrative expense for the third quarter included a pre-tax charge of $6.2 million relating to fees associated with Siemens’ previously announced agreement to acquire Dade Behring. In addition, the company recorded a one-time tax benefit in the third quarter of $7.4 million associated with Germany’s recently enacted change to the statutory income tax rate.

For the first nine months of 2007, revenue grew 10 percent to $1.4 billion and diluted earnings per share grew 34 percent to $1.53. On a constant currency basis1, revenue for the third quarter and first nine months of 2007 increased 8 percent and 7 percent respectively.

1. “Constant currency” is not a U.S. GAAP defined measure. The Company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the Company, may not be comparable to similarly titled measures reported by other companies.

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“Our ability to provide innovative products and highly-responsive service to clinical laboratory customers has been a key contributor to Dade Behring’s strong revenue growth,” said Jim Reid-Anderson, Chairman, President and CEO, Dade Behring. “We look forward to combining the strengths of Dade Behring and Siemens Medical Solutions Diagnostics, forming the leading clinical diagnostics company in the world.”

Cash flow from operations, after investing activities and excess tax benefits from stock-based compensation, was $43 million for the third quarter and $149 million for the nine months ended September 30, 2007. In the third quarter, the company paid a $4 million dividend and funded $20 million towards its U.S. pension plan.

Siemens Tender Offer to Acquire Dade Behring

As previously announced, the cash tender offer of Belfast Merger Co. (a subsidiary of Siemens) for all outstanding shares of Dade Behring Holdings, Inc. is currently scheduled to expire Wednesday, October 31, 2007, at 12:00 midnight (EDT). At that time, if all of the tender offer conditions are satisfied or waived, Siemens will cause its subsidiary to accept for payment and pay for the shares tendered and not withdrawn in the offer. Siemens has notified the Company that it now has all material regulatory approvals for completion of the tender offer. Siemens and Dade Behring expect that the Siemens’ subsidiary will accept for payment the shares tendered and not withdrawn in the offer on October 31, 2007 without further extension of the offer, will pay for the shares accepted for payment in the offer on or about November 6, 2007 and, provided that at least 90 percent of the shares of Dade Behring Holdings, Inc. are validly tendered and not withdrawn in the offer, will effect the merger of the Siemens subsidiary with and into Dade Behring shortly thereafter. The Dade Behring Holdings, Inc. common stock would cease to trade publicly thereafter and Dade Behring shall cease filing periodic reports with the SEC. Due to the pending acquisition, the Company will not host an earnings conference call.

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About Dade Behring

With 2006 revenue of more than $1.7 billion, Dade Behring is the world’s largest company solely dedicated to clinical diagnostics. It offers a wide range of products, systems and services designed to meet the day-to-day needs of clinical laboratories, delivering innovative solutions to customers and enhancing the quality of life for patients. Additional company information is available on the Internet at www.dadebehring.com.

This report is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Dade Behring common stock are being made pursuant to an offer to purchase and related materials that Siemens and certain affiliated entities have filed with the Securities and Exchange Commission and mailed to stockholders.  Siemens has filed a tender offer statement on Schedule TO with the Securities and Exchange Commission with respect to the offer, and Dade Behring has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials are available at no charge from the Securities and Exchange Commission through its website at www.sec.gov or from Dade Behring as described below.

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include information regarding the intent, belief or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding business combination and similar transactions, prospective performance and opportunities and the outlook for the company’s businesses, performance, opportunities and regulatory approval. In addition, the company is in the process of a major new product launch, which involves risks and uncertainties regarding product performance, costs of introduction and support, and customer acceptance. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the company. In addition, risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Dade Behring stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Dade Behring’s control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the Securities and Exchange Commission by Dade Behring, as well as the tender offer documents filed by Siemens and the solicitation/recommendation statement filed by Dade Behring. All of the materials related to the offer (and all other offer documents filed with the Securities and Exchange Commission) are or will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the Securities and Exchange Commission by Dade Behring by contacting Dade Behring Investor Relations at Dade Behring Holdings, Inc, 1717 Deerfield Road, Deerfield, Illinois 60015, Attention: Investor Relations or at (847) 267-5300. Dade Behring does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

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Dade Behring Holdings, Inc.

Revenue By Product Line

and Region (unaudited)

(Dollars in millions)

	Quarter Ended September 30,
			% Change
				On a Constant
Product Line	2007	2006	Reported	Currency Basis*
Core Products
Core Chemistry	$306.5	$274.2	11.8%	8.3%
Hemostasis	89.8	76.7	17.1%	11.7%
Microbiology	46.9	43.8	7.0%	5.7%
Infectious Disease Diagnostics	24.4	22.5	8.3%	0.8%
Total Core Products	467.6	417.2	12.1%	8.2%
Non-Core Products	7.1	6.4	12.1%	6.5%
Total	$474.7	$423.6	12.1%	8.2%

Region
United States	$215.5	$197.4	9.2%	9.2%
Non-U.S.	259.2	226.2	14.6%	7.4%
Total	$474.7	$423.6	12.1%	8.2%

	Nine-Months Ended September 30,
			% Change
				On a Constant
Product Line	2007	2006	Reported	Currency Basis*
Core Products
Core Chemistry	$921.2	$844.3	9.1%	6.1%
Hemostasis	268.5	233.5	15.0%	10.1%
Microbiology	132.8	121.1	9.7%	8.8%
Infectious Disease Diagnostics	70.4	65.6	7.3%	0.5%
Total Core Products	1,392.9	1,264.5	10.2%	6.8%
Non-Core Products	21.8	19.3	12.9%	7.8%
Total	$1,414.7	$1,283.8	10.2%	6.8%

Region
United States	$642.4	$596.8	7.6%	7.6%
Non-U.S.	772.3	687.0	12.4%	6.2%
Total	$1,414.7	$1,283.8	10.2%	6.8%

*“Constant currency” is not a U.S. GAAP defined measure.  The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year.  “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.

Consolidated Balance Sheets (unaudited)

	September 30,	December 31,
(Dollars in millions, except share-related data)	2007	2006

Assets

Current assets:
Cash and cash equivalents	$82.2	$24.4
Accounts receivable, net	394.4	359.5
Inventories	248.2	189.7
Prepaid expenses and other current assets	20.3	23.2
Deferred income taxes	84.1	115.9
Total current assets	829.2	712.7

Property, plant and equipment, net	507.7	488.5
Deferred income taxes	156.5	138.6
Intangible assets, net	325.7	339.0
Goodwill	168.5	169.6
Other assets	33.6	27.0
Total assets	$2,021.2	$1,875.4

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$12.8	$14.8
Accounts payable	80.2	78.9
Accrued liabilities	306.4	273.6
Total current liabilities	399.4	367.3

Long-term debt	575.0	495.0
Deferred income taxes	29.6	33.5
Other liabilities	180.7	170.4
Total liabilities	1,184.7	1,066.2

Commitments and contingencies

Shareholders’ equity:
Common stock: $.01 par value; 150,000,000 shares authorized at September 30, 2007 and December 31, 2006, respectively; 80,428,434 and 82,860,364 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	0.8	0.8
Additional paid-in capital	349.0	475.0
Retained earnings	414.9	299.1
Accumulated other comprehensive income	71.8	34.3
Total shareholders’ equity	836.5	809.2
Total liabilities and shareholders’ equity	$2,021.2	$1,875.4

Dade Behring Holdings, Inc.

Consolidated Statements of Operations (unaudited)

	Quarter Ended September 30,		Nine-Months Ended September 30,
(Dollars in millions, except per share data)	2007	2006	2007	2006

Net sales	$474.7	$423.6	$1,414.7	$1,283.8
Cost of goods sold	222.8	196.7	646.0	578.1
Gross profit	251.9	226.9	768.7	705.7

Operating costs and expenses:
Marketing and administrative expenses	155.0	140.3	442.6	418.7
Research and development expenses	40.8	40.0	118.2	118.5
Restructuring expense (income)	(1.2)	—	(2.2)	—
Income from operations	57.3	46.6	210.1	168.5

Other income (expense):
Interest expense	(11.0)	(7.1)	(30.1)	(19.2)
Interest income	1.8	0.9	4.7	3.4
Foreign exchange (loss) gain	(1.0)	(0.1)	(3.1)	0.2
Other	(0.9)	(0.8)	(2.8)	(1.2)
Income before income tax expense	46.2	39.5	178.8	151.7
Income tax expense	8.6	10.6	50.8	51.0
Net income	$37.6	$28.9	$128.0	$100.7

Basic shares outstanding	80.3 million	86.0 million	81.4 million	86.9 million
Diluted shares outstanding	83.4 million	87.3 million	83.5 million	88.4 million

Basic earnings per common share	$0.47	$0.34	$1.57	$1.16
Diluted earnings per common share	$0.45	$0.33	$1.53	$1.14

Operating Cash Flow to Cash Earnings reconciliation:
Operating Cash Flow	$85.3	$88.8	$262.8	$217.3
Net changes in balance sheet items not in earnings; loss on disposal of fixed assets	7.7	(14.6)	25.4	15.7
Capital expenditures and investment in licensing agreements	(45.9)	(42.6)	(121.6)	(118.2)
Restructuring expense (income)	(1.2)	—	(2.2)	—
Income tax expense	8.6	10.6	50.8	51.0
Cash paid during the period for taxes	(5.3)	(2.7)	(13.5)	(9.3)
Cash Earnings (*)	$49.2	$39.5	$201.7	$156.5

Net income to Cash Earnings reconciliation:
Net income	$37.6	$28.9	$128.0	$100.7
Depreciation and amortization (including amortization of debt issuance costs)	49.4	40.3	141.9	117.3
Capital expenditures and investment in licensing agreements	(45.9)	(42.6)	(121.6)	(118.2)
Stock-based compensation expense	6.0	5.0	18.3	15.0
Restructuring expense (income)	(1.2)	—	(2.2)	—
Income tax expense	8.6	10.6	50.8	51.0
Cash paid during the period for taxes	(5.3)	(2.7)	(13.5)	(9.3)
Cash Earnings (*)	$49.2	$39.5	$201.7	$156.5

(*)  “Cash earnings” is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s 2002 restructuring.

Dade Behring Holdings, Inc.

Consolidated Statements of Cash Flows (unaudited)

	Nine-Months Ended	Nine-Months Ended
(Dollars in millions)	September 30, 2007	September 30, 2006

Operating Activities:
Net income	$128.0	$100.7
Adjustments to reconcile net income to net cash providedby operating activities:
Depreciation and amortization expense	141.9	117.3
Net loss on disposal of fixed assets	2.1	3.3
Stock-based compensation expense	18.3	15.0
Restructuring reserves	(2.2)	—
Deferred income taxes	27.7	29.3
Changes in balance sheet items	(53.0)	(48.3)
Net cash flow provided by operating activities	262.8	217.3

Investing Activities:
Capital expenditures	(114.1)	(117.6)
Investment in licensing agreements	(7.5)	(0.6)
Net cash flow utilized for investing activities	(121.6)	(118.2)

Financing Activities:
Net borrowings (repayments) related to short-term debt	(2.2)	16.8
Borrowings under revolving credit facility	204.9	566.9
Repayments of borrowings under revolving credit facility	(124.9)	(550.9)
Payment of debt issuance costs	(0.9)	—
Proceeds from exercise of stock options	18.0	13.7
Proceeds from employee stock purchase plan	5.0	5.2
Excess tax benefits from stock-based compensation	8.0	9.8
Repurchases of common stock	(184.0)	(154.8)
Dividends paid	(12.2)	(13.0)
Net cash flow utilized for financing activities	(88.3)	(106.3)

Effect of foreign exchange rates on cash	4.9	(2.6)

Net increase (decrease) in cash and cash equivalents	57.8	(9.8)

Cash and Cash Equivalents:
Beginning of Period	24.4	34.6

End of Period	$82.2	$24.8